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                                  EXHIBIT 99.4

NEWS RELEASE                                                JACOR


CONTACT:  PAM TAYLOR
          606.655.6523

FOR IMMEDIATE RELEASE

                         JACOR ADDS WNCD-FM AND WNIO-AM
                                IN NORTHERN OHIO

COVINGTON, KY, AUGUST 12, 1997: Jacor Communications, Inc. (JCOR: Nasdaq) today announced plans to acquire WNCD-FM and WNIO-AM licensed to Niles, Ohio. Jacor will purchase the stock of WN Broadcasting Corp. to complete the transaction which is subject to regulatory review. The purchase price was not disclosed. Pending closing, Jacor will enter into a time brokerage agreement with WN Broadcasting effective September 1, 1997.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 157 radio stations in 34 U.S. broadcast areas. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides by-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit our site at www.cfonews.com/jcor/